EXHIBIT 4.1


                                 AMENDMENT AGREEMENT
                                 -------------------

                    Amendment Agreement, dated as of August 17, 1994, between American Cyanamid Company, a Maine corporation (the "Company"), and Mellon Bank, N.A., (the "Rights Agent").

                    WHEREAS, the Company and The Chase Manhattan Bank, N.A. ("Chase"), the predecessor of the Rights Agent, have heretofore executed and entered into a Rights Agreement, dated as of March 10, 1986 (the "Rights Agreement"), setting forth the terms of Preferred Stock Purchase Rights of the Company (the "Rights");

                    WHEREAS, such Rights Agreement has been amended by Amendment Agreements dated as of April 29, 1986 and April 21, 1987;

                    WHEREAS, by a Letter Agreement dated March 2, 1992, pursuant to the provisions of Section 21 of the Rights Agreement, the Company appointed the Rights Agent to succeed Chase as the Rights Agent under the Rights Agreement;

                    WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to the provisions of Section 26 of the Rights Agreement; and

                    WHEREAS, all acts and things necessary to make this Amendment Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively:

                    NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

                    1. Pursuant to Section 26 of the Rights Agreement, Sections 1(a), 3(a), 11(a)(ii)(B) and 34 of the Rights Agreement are hereby modified and amended to read in their entirety as set forth in Exhibit A hereto.

                    2. This Amendment Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.



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                    3.  In all respects not inconsistent with the terms and
          provisions of this Amendment Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be fully executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                             AMERICAN CYANAMID COMPANY



                                             By: /s/ J. S. McAuliffe
                                                ---------------------------
                                                Name:  Joseph S. McAuliffe
                                                Title:  Vice President and
                                                       General Counsel

          By:  /s/ A. C. Brennan
             ---------------------------
             Name:  Alice C. Brennan
             Title:  Secretary


                                             MELLON BANK, N.A.



                                             By: /s/ Paul H. Buchbaum
                                                ---------------------------
                                                Name:  Paul H. Buchbaum
                                                Title:  Senior Vice President

          By: /s/ John F. Keegan
             --------------------------------
             Name:  John F. Keegan
             Title:  Vice President









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                                      EXHIBIT A


          SECTION 1(a)
          ------------


                    (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person who acquires beneficial ownership of 20% or more of the shares of Common Stock then outstanding, pursuant to a cash tender offer for all of the shares of Common Stock then outstanding, at a price of at least $101.00 per share of Common Stock shall be deemed an Acquiring Person.



          SECTION 3(a)
          ------------

          (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or if the tenth day following the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date) or (ii) the close of business on any day, as determined by the Board, acting in its sole discretion following the tenth business day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14e-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding, (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for the Common Stock shall be deemed also to be certificates for Rights) and not be separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as




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          practicable after the Distribution Date, the Rights Agent will send by first class postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (the "Right Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.


          SECTION 11(a)(ii)(B)
          --------------------

             (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefits plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, other than pursuant to any transaction set forth in Section 13(a) hereof, or


          SECTION 34.  Second Step Merger.
          -------------------------------

                    Notwithstanding any provision of Section 13 or any other provision of this Rights Agreement to the contrary, (a) following consummation by any Person of a cash tender offer for all of the shares of Common Stock then outstanding at a price of at least $101.00 per share, the Rights shall not be exercisable upon the subsequent consummation of, or in connection with, a merger of the Company with such Person or any of its Affiliates in which the shares of Common Stock then outstanding (other than shares of Common Stock owned by such Person or its Affiliates and shares of Common Stock the holders of which are seeking appraisal pursuant to Section 909 or 910 of the Maine Business Corporation
          Act) are to be converted into an amount in cash per share of Common Stock that is no less than the amount received by holders of shares of Common Stock in the cash tender offer referred to above (a "Second Step Merger"); (b) from the effective time of a Second Step Merger through the Final Expiration Date, the Rights shall in no event and under no circumstances be exercisable; and (c) no supplemental agreement pursuant to
          Section 13 shall be required in connection with a Second Step
          Merger.